Exhibit 10.23

                                    AGREEMENT

This Agreement is dated November 14, 1997, and is between William M. Pastore, who resides at ____________________________________________ (referred to as "MR.
PASTORE"), and Connecticut General Life Insurance Company, a Connecticut corporation (referred to as "Employer").

MR. PASTORE and Employer, intending to be legally bound and in consideration of the promises in this Agreement and Release, mutually agree as follows:

1. Employer agrees to provide to MR. PASTORE the supplemental pension described in a memorandum dated November 14, 1997 from H. Edward Hanway, President, CIGNA Healthcare, to MR. PASTORE. MR. PASTORE agrees that the above promise and the supplemental pension are adequate consideration for his promises set forth below.

2. For the twenty-four month period (in the event MR. PASTORE's employment is involuntarily terminated without cause, the period shall be twelve
(12) months) beginning on the day immediately following the date MR. PASTORE terminates employment with a CIGNA division and does not immediately begin working for another CIGNA division (hereinafter "Termination Date"), MR. PASTORE will not, within any part of the United States where a CIGNA division for which MR. PASTORE worked during his CIGNA career (hereinafter "Former CIGNA Division") is doing business or where, during the one-year period ending on Termination Date, a Former CIGNA Division has been actively planning to do business:

                    a. engage directly or indirectly, in any capacity (including but not limited to owner, sole proprietor, partner, shareholder (unless his holding is for investment purposes only and is limited to less than 1% of the total combined voting power of all shares), employee, agent, consultant, officer or director) in any business which competes with the HealthCare Division or a Former CIGNA Division; and

                    b. Solicit or attempt to solicit, directly or indirectly, on behalf on any person, corporation or other entity in competition with a Former CIGNA Division, any person, entity or business that at the time of the solicitation is (or as of Termination Date was) a Former CIGNA Division customer to purchase any products or services of a type currently available from a Former CIGNA Division; and

                    c. directly or indirectly, solicit or hire, solicit the employment or engagement for hire, or otherwise attempt to employ or engage for hire, as an employee or independent contractor any person who within the eighteen month period ending on Termination Date has been an officer or employee of any CIGNA company, unless the employment of such officer or employee has been unilaterally terminated by the CIGNA company.

3. MR. PASTORE acknowledges that the Employer will have no adequate remedy at law MR. PASTORE violates the terms of paragraph 2 above. In such event, Employer shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of specific performance of paragraph 2 of this Agreement. If, in any such proceeding, the court finds that the scope of protections afforded Employer or its affiliates is too broad to be enforceable under relevant law, then it is the intent of the parties that the court reduce the scope of the protections, but only to the extent necessary to make the protections enforceable, and then to enforce the protections as reduced in scope.

4. Employer and MR. PASTORE agree that any of the following types of disagreements, disputes or claims shall be resolved exclusively by arbitration in Hartford County, Connecticut in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, as modified by Employer, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction over the matter:

          a. those arising out of or relating to the validity of this Agreement or how it is interpreted or implemented; and

          b. those involving in any way MR. PASTORE's employment with Employer or the termination of that employment.

5. This Agreement is made and entered into in the State of Connecticut, and at all times and for all purposes shall be interpreted, enforced and governed under the laws of Connecticut.

6. This Agreement contains the entire agreement between MR. PASTORE and Employer and fully replaces and supersedes any and all prior agreements or understandings between them concerning the subject matter of this Agreement. MR. PASTORE and Employer have not relied upon any other statement, agreement or contract, whether written or oral, in deciding to enter into this Agreement. Any amendment to this Agreement must be in writing and signed by both Employer and MR. PASTORE.

IN WITNESS WHEREOF, the persons named below have signed this Agreement and Release on the dates shown below.

   12/10/97                                   /s/    H. Edward Hanway
---------------                             -------------------------
     Date                                            H. Edward Hanway
                                            on behalf of
                                            CONNECTICUT GENERAL LIFE INSURANCE
                                            COMPANY

   12/9/97                                    /s/    William M. Pastore
---------------                             ----------------------------
     Date                                   William M. Pastore

11/14/97


                                  Bill Pastore
                 Example Pension Calculations & Enhanced Benefit
ASSUMPTIONS

     - Salary of $345K,  bonus of $275K
     - 5%  increases  in salary and bonus each year
     - No plan changes at CITICORP
     - 8% interest rate

RESTORATION OF CITICORP BENEFIT (ORIGINAL 11/14/95 OFFER LETTER)

o If you had stayed at CITICORP and worked until age 55 and earned your current salary projected at a 5% increase per year, your total pension would have been approximately $200,000 per year at age 55.

o Your original offer letter includes a commitment from CIGNA to ensure that the total of your vested CITICORP pension plus CIGNA pension benefits (qualified and non-qualified) will provide the equivalent of this benefit (including death benefits) if you work here until age 55, with the pension payments beginning no sooner than age 55.

o The offer letter also includes a provision that if you are involuntarily terminated prior to age 55 except for cause, you will receive severance equal to the sum of one year's salary, your target bonus and the cash value of your unvested restricted stock.

ENHANCED BENEFIT

o If you remain at CIGNA until age 55 or you are involuntarily terminated (except for cause) prior to age 55, you will receive the restoration and severance benefits as described above with the following modifications, contingent upon your signing a standard 2-year non-compete agreement:
    - CIGNA will determine the pension which would have been earned by you had you remained at CITICORP with your Average Annual Compensation based on amounts actually received at CIGNA (the "hypothetical CITICORP pension").
    - Your Average Annual Compensation for this calculation will be the average of your salary plus half of your bonus paid for the 5 highest-paid calendar years during the final 10 years of your employment with CIGNA. The 5 highest-paid calendar years used do not have to be consecutive. If you do not have 5 calendar years of CIGNA service at retirement, the average of your total years of CIGNA employment will be used. For example, if you have 3 years of service, your annual compensation (salary plus half of bonus paid) in each of those 3 years is added together, then divided by three to get your Average Annual Compensation.
    - The number of years of service will be based on your actual years and full months at CITICORP plus your actual years and full months at CIGNA plus the period of full months (if any) you receive severance payments from CIGNA; however, the additional service for severance payments cannot result in total service exceeding 30 years.
    - CIGNA will pay you the difference between your actual vested pension at CITICORP and the hypothetical CITICORP pension. These payments will come from the qualified, funded CIGNA pension plan to the extent possible, with the remainder paid as a non-qualified unfunded benefit.
o Based on the same assumptions as above, at age 55 your total pension would be approximately $280,000 per year payable at age 55, and at age 51 it would be $205,000 per year also payable at age 55.

o The overall cost to CIGNA for your total special pension arrangement is approximately $1.6-2.0 million.